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                                                                EXHIBIT 4

                             STOCK PLEDGE AGREEMENT


          AGREEMENT, made this 15th day of September, 1996, by and between Sihl-Zurich Paper Mill on Sihl AG , a Swiss corporation ("Pledgor"), and LaserMaster Technologies, Inc., a Minnesota corporation ("Company").

          WHEREAS, Pledgor and Company have entered into that certain stock purchase agreement, dated the date hereof, pursuant to which Pledgor agreed to purchase from Company, and Company agreed to sell to Pledgor, One Million, Three Hundred Seventy One Thousand, Four Hundred Twenty Nine (1,371,429) shares of Company's common stock and warrants to purchase One Million, Three Hundred Seventy One Thousand, Four Hundred Twenty Nine (1,371,429) shares of Company's common stock (the "Pledged Securities"); and

          WHEREAS, Pledgor has delivered to Company a promissory note (the "Promissory Note") in payment of the purchase price for the Pledged Securities; and

          WHEREAS, Company has required that Pledgor grant to Company, and Pledgor is willing to grant to Company, a security interest in the Pledged Securities as security for the payment by Pledgor of its obligations under the Promissory Note.

          NOW THEREFORE, in consideration of the premises, the respective covenants of Company and Pledgor set forth below and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Pledgor and Company agree as follows:

          1.   PLEDGE OF STOCK.

          1.1 PLEDGE. As security for the prompt payment of any amount at any time due, whether or not by acceleration, to Company from Pledgor pursuant to the Promissory Note, Pledgor hereby grants a security interest to Company in the Pledged Securities.

          1.2 DELIVERY. Immediately upon execution of this agreement, Pledgor will deliver to Company the certificates representing all of the Pledged Securities, which certificates shall be endorsed in blank or with executed stock powers attached.

          2.   RIGHTS AND BENEFITS OF PLEDGED SECURITIES.

          2.1 GENERAL. Except as provided in section 2.2, Company shall receive and hold the Pledged Securities and any property (including without limitation monies or securities) distributed or issued with respect to the Pledged Securities, whether as a dividend, in partial or complete liquidation, pursuant to a merger or reorganization plan or otherwise. Pledgor shall cause any securities distributed or issued with respect to the Pledged Securities to be assigned and transferred to Company and delivered to Company in the manner provided in section 1.2, and such securities shall be subject to the terms and conditions of this agreement.

          2.2 VOTING. Unless and until a default is declared by Company pursuant to section 5, Pledgor shall be entitled to vote the Pledged Securities. From and after an event of default, all rights of the Pledgor to vote the Pledged Securities shall be suspended and the Pledgor does hereby grant to the Board of Directors of the Company, its irrevocable proxy to vote the Pledged Securities, or to refrain from voting the same, in their discretion.

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          2.3  ASSIGNMENT, ETC.  Except as provided or specifically permitted herein, Pledgor shall not pledge, sell, assign, transfer or otherwise dispose of the Pledged Securities without the prior written approval of Company.

          3.   LEGEND.

          The certificates representing the Pledged Securities shall bear an endorsement in substantially the following form:

          "The shares of stock represented by this certificate are pledged under, and are subject to the terms and conditions of a Stock
          Pledge Agreement, dated September   , 1996, between the issuer
          and the registered owner of this certificate as security for the performance of the registered owner's obligations under a promissory note to the issuer. Such shares cannot be sold, assigned, transferred, pledged or disposed of except as provided in such Stock Pledge Agreement."

          4.   APPOINTMENT OF COMPANY AS ATTORNEY-IN-FACT.

          Pledgor hereby appoints and constitutes Company as Pledgor's true and lawful attorney-in-fact and with full power of substitution in the premises to execute such assignments and/or endorsements of the Pledged Securities as may be necessary to effect the rights and remedies which Company has under this agreement in the event of a default under this agreement.

          5.   EVENT OF DEFAULT.

          Any default in payment when due under the Promissory Note constitutes a default under this agreement.

          Upon the occurrence of an event of default, and provided that the Company has completed foreclosure of that certain Mortgage and Security Agreement and Fixture Financing Agreement of even date herewith securing the promissory note of Grandchildren's Realty Alternative Management Program I Limited Partnership and Grandchildren's Realty Alternative Management Program I #2 Limited Partnership to Company in original principal amount of $2,200,000 (affiliated limited partnerships) and applicable periods of redemption have expired, Company shall have the option to declare this agreement in default and thereupon Company is authorized to exercise and shall have, in addition to the rights and remedies provided in this agreement and all other applicable rights and remedies, the rights and remedies of a secured party under the Uniform Commercial Code of the state of Minnesota and any other applicable laws. In particular, and without limitation, Company is authorized at its option and without further notice or demand, to cause the Pledged Securities to be transferred of record to Company or its agent or nominee and shall be entitled to exercise all rights of ownership in respect to the Pledged Securities and all property received with respect to the Pledged Securities. Company shall also have the right to hold and vote the Pledged Securities and, at its option and upon twenty (20) days' notice in writing to Pledgor of such default, shall have the right to sell and transfer the Pledged Securities and the property received with respect to the Pledged Securities or any portion thereof at any public or private sale, including private placement based upon investment representations, and for cash or such other consideration as Company shall, in its sole discretion, determine to be reasonable, and Pledgor shall have no right or equity of redemption in connection with any such sale; provided, however, that during such twenty (20) day period Pledgor shall have the right to cure any default by paying all obligations under the Promissory Note, together with all expenses incurred by Company including, without limitation, reasonable attorneys' fees and expenses in obtaining, holding and preparing for sale the Pledged Securities and the property received with respect to the Pledged Securities and in arranging

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for the sale.  After deducting the expenses of such sale, including reasonable attorneys' fees, the proceeds therefrom shall be applied to the payment of Pledgor's obligations under the Promissory Note and the surplus, if any, shall be paid to Pledgor.

          6.   RELEASE OF COLLATERAL.

          At such time as the Promissory Note has been paid in part or in full, and on the date or dates of such payment, whether by action of Pledgor or by collection thereof after default through foreclosure (other than a foreclosure of the pledge of the Pledged Securities) or otherwise, Company shall deliver to Pledgor the amount of the Pledged Securities that represents the original amount of such Pledged Securities held hereunder multiplied by the ratio of the principal amount of such payment divided by the total original principal amount of the Promissory Note, and Pledgor shall thereafter be discharged from any and all obligations under this agreement with respect to the Pledged Securities so delivered.

          7.   DELAY; WAIVER.

          All rights and remedies of Company under this agreement are cumulative and are in addition to, but not in limitation of, any rights or remedies which it may have under applicable law. No delay on the part of Company in the exercise of any right or remedy under this agreement shall operate as a waiver thereof, and no single or partial exercise by Company of any right or remedy under this agreement shall preclude other or further exercise thereof or the exercise of any other right or remedy. No waiver by Company of any right or remedy under this agreement shall be deemed to be or construed as a further or continuing waiver of such right or remedy or as a waiver of any other right or remedy.

          8.   COOPERATION.

          Upon the execution of this agreement and at any time or from time to time thereafter, Pledgor and Company agree to cooperate in carrying out the terms of this agreement, including the execution and delivery of such further instruments and documents as may be reasonably requested in order to more effectively carry out the terms and conditions of this agreement.

          9.   MISCELLANEOUS.

          This agreement shall be binding upon, and inure to the benefit of and be enforceable by Pledgor and Company and their respective successors and assigns, but this agreement shall not be assignable without written permission of the other party. The section headings are for reference purposes only and shall not in any way affect the meaning or interpretation of this agreement. This agreement shall be governed by, and, construed and enforced in accordance with, the laws of the state of Minnesota. This Agreement may be executed concurrently in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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          IN WITNESS WHEREOF, Pledgor and Company have executed this agreement as of the date set forth in the first paragraph.

     LASERMASTER TECHNOLOGIES, INC.


     By
       -----------------------------------------
          Robert Wenzel, Chief Operating Officer


     SIHL-ZURICH PAPER MILL ON SIHL AG


     By
       -----------------------------------------
         Melk Lehner, Chief Executive Officer